EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	State of Incorporation	Doing Business As

AMP Electric Vehicles Inc.	Ohio	AMP Electric Vehicles Inc.

AMP Trucks Inc.	Indiana	Workhorse Custom Chassis